EXHIBIT 8.1

SUBSIDIARIES OF THE COMPANY

As of March 31, 2009, the Company’s subsidiaries were as follows:

B+H OCEAN CARRIERS LTD.	Parent

CLIASHIP HOLDINGS LTD.	100% Wholly-owned
Subsidiaries:
TJH SHIPHOLDING LTD.	100% Wholly-owned	Owns M/V CAPT. THOMAS J. HUDNER

BOSS TANKERS LTD.	100% Wholly-owned
Subsidiaries:
AGAWAM SHIPPING CORP.	100% Wholly-owned	Owns M/T AGAWAM
ANAWAN SHIPPING CORP.	100% Wholly-owned	Owns M/T ANAWAN
AQUIDNECK SHIPPING CORP.	100% Wholly-owned	Owns M/T AQUIDNECK
ISABELLE SHIPHOLDINGS CORP.	100% Wholly-owned	Owns M/T PEQUOD

OBO HOLDINGS LTD.	100% Wholly-owned
Subsidiaries:
BHOBO ONE LTD.	100% Wholly-owned	Owns M/V BONNIE SMITHWICK
BHOBO TWO LTD.	100% Wholly-owned	Owns M/V RIP HUDNER
BHOBO THREE LTD.	100% Wholly-owned	Owns M/V SEAROSE G
RMJ SHIPPING LTD.	100% Wholly-owned	Owns M/V ROGER M JONES
SAGAMORE SHIPPING CORP.	100% Wholly-owned	Owns M/T SAGAMORE

SEASAK OBO HOLDINGS LTD.	100% Wholly-owned
Subsidiaries:
SAKONNET SHIPPING LTD.	100% Wholly-owned	Owner of M/V SAKONNET
SEAPOWET TRADING LTD.	100% Wholly-owned	Disponent Owner of 50% of M/V SEAPOWET (1)
SACHEM SHIPPING LTD.	100% Wholly-owned	Owns M/V SACHEM

STRAITS OFFSHORE LTD	100% Wholly-owned	To own newbuilding SAFECOM 1

(1)	Disponent owner of M/V SEAPOWET as 50% owner of Nordan OBO II Ltd. which is disponent owner through a bareboat charter party.

Certain of the vessels were sold in 2009.  See ITEM 4. INFORMATION ON THE COMPANY A. History and Development of the Company – 2009 acquisitions, disposals and other significant transactions.